Exhibit 99.1

www.angieslist.com

Angie's List Reports Second Quarter 2015 Results

•	Revenue of $87.3 million, representing 11% growth year over year

•	Net loss per share of $(0.14), a 55% improvement from the prior year quarter

•	Adjusted EBITDA loss of $3.5 million, a 77% improvement over the year ago quarter

•	Gross member additions of 289,866 with an average cost per acquisition of $88

INDIANAPOLIS — July 22, 2015 — Angie’s List, Inc. (NASDAQ: ANGI) today announced financial results for the quarter ended June 30, 2015.
“We continued to execute on our strategy to grow revenue, increase margins and invest for growth," said Angie's List Interim CEO Mark Howell. "Our efforts manifested in the proliferation of e-commerce, operating efficiency and the continued development of our technology platform and product roadmap."

Key Operating Metrics

Three months ended	June 30, 2015	June 30, 2014	Change
Total paid memberships (end of period)	3,172,066	2,838,863	12%
Gross paid memberships added (in period)	289,866	398,812	(27)%
Marketing cost per paid membership acquisition (in period)	$88	$90	(2)%
First-year membership renewal rate (in period)	75%	74%	1 pt
Average membership renewal rate (in period)	78%	77%	1 pt
Participating service providers (end of period)*	53,514	53,374	—%
Total service provider contract value (end of period, in thousands)	$266,131	$224,171	19%

Six months ended	June 30, 2015	June 30, 2014	Change
Gross paid memberships added (in period)	519,853	685,438	(24)%
Marketing cost per paid membership acquisition (in period)	$80	$87	(8)%
First-year membership renewal rate (in period)	73%	73%	—%
Average membership renewal rate (in period)	77%	77%	—%

* We include in participating service providers the total number of service providers under contract for advertising, e-commerce or both at the end of the period.

Market Cohort Analysis
"We continue to attract new members and consumers to our Search, Shop and SnapFix products, contributing to the long-term profitability of our model," continued Howell. "Aided by improvements in mobile capabilities and technology, we expect to continue to enhance our customers' experience with Angie's List, enabling more and better interactions between consumers and service providers."

	Pre-2003		2003-2007		Post-2007		Total
	June 30,		June 30,		June 30,		June 30,
	2015	2014	2015	2014	2015	2014	2015	2014
Number of Markets	10	10	35	35	208	208	253	253
Average Revenue/Market	$7,856,862	$6,990,903	$6,003,238	$5,129,500	$218,547	$173,956	$1,320,711	$1,128,950
Average Marketing Expense/Market	$1,056,433	$1,500,899	$1,110,494	$1,580,604	$97,824	$138,817	$275,806	$392,111

Membership Revenue/Paid Member	$28.38	$36.23	$25.83	$32.08	$15.09	$16.11	$23.47	$28.62
Service Provider Revenue/Paid Member	$108.97	$110.60	$102.40	$100.02	$42.10	$38.25	$87.70	$85.59
Total Revenue/Paid Member	$137.35	$146.83	$128.23	$132.10	$57.19	$54.36	$111.17	$114.21

Total Paid Memberships	609,644	534,416	1,735,024	1,542,153	827,398	762,294	3,172,066	2,838,863
Estimated Penetration Rate*	17%	14%	13%	11%	12%	10%	13%	11%
Annual Membership Growth Rate	14%	28%	13%	31%	9%	34%	12%	31%
Cohort table presents financial and operational data for the twelve months ended June 30, 2015 and 2014.

* Demographic information used in penetration rate calculations is based on third-party studies we commissioned in June 2015 and June 2014, respectively. According to these studies, the number of U.S. households in our target demographic was 27 million for the period ended June 30, 2015 and 29 million for the period ended June 30, 2014.

Second Quarter Results
Total revenue for the second quarter of 2015 was $87.3 million, an increase of 11 percent compared to the prior year period. Membership revenue in the second quarter of 2015 was $16.9 million, a decrease of 9 percent compared to the prior year period. Service provider revenue was $70.4 million for the second quarter, representing a 17 percent growth rate year over year.
Marketing expense decreased 29 percent, or $10.4 million, compared to the year-ago period. Net loss for the second quarter was $8.3 million, with selling expense of $31.8 million and marketing expense of $25.5 million, compared to a net loss of $18.4 million, with selling expense of $30.3 million and marketing expense of $35.9 million, in the year-ago period. Adjusted EBITDA loss, a non-GAAP financial measure, was $3.5 million for the period as compared to a loss of $14.9 million in the year-ago period.
Cash provided by operations for the second quarter was approximately $2.0 million. At June 30, 2015, the balance of cash, cash equivalents and investments was $69.8 million.

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2015	December 31, 2014

	(Unaudited)
Assets
Cash and cash equivalents	$47,315	$39,991
Short-term investments	22,436	24,268
Accounts receivable, net	15,308	15,141
Prepaid expenses and other current assets	21,377	18,120
Total current assets	106,436	97,520
Property, equipment and software, net	64,601	51,264
Goodwill	1,145	1,145
Amortizable intangible assets, net	2,269	2,755
Other assets, noncurrent	1,657	1,854
Total assets	$176,108	$154,538

Liabilities and stockholders’ deficit
Accounts payable	$15,248	$5,490
Accrued liabilities	32,743	23,189
Deferred membership revenue	33,878	33,767
Deferred advertising revenue	50,529	48,399
Total current liabilities	132,398	110,845
Long-term debt, net	58,975	58,854
Deferred membership revenue, noncurrent	4,326	4,744
Deferred advertising revenue, noncurrent	501	669
Other liabilities, noncurrent	1,548	1,600
Total liabilities	197,748	176,712
Stockholders’ deficit:
Common stock	67	67
Additional paid-in-capital	270,418	265,895
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(268,406)	(264,417)
Total stockholders’ deficit	(21,640)	(22,174)
Total liabilities and stockholders’ deficit	$176,108	$154,538

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(Unaudited)		(Unaudited)
Revenue
Membership	$16,910	$18,516	$34,249	$36,816
Service provider	70,425	60,380	136,629	114,737
Total revenue	87,335	78,896	170,878	151,553
Operating expenses
Operations and support	15,456	13,746	29,454	25,294
Selling	31,824	30,278	60,433	56,400
Marketing	25,519	35,920	41,795	59,401
Product and technology	9,571	8,090	17,987	15,547
General and administrative	12,521	9,085	23,483	16,441
Total operating expenses	94,891	97,119	173,152	173,083
Operating loss	(7,556)	(18,223)	(2,274)	(21,530)
Interest expense, net	784	118	1,696	579
Loss before income taxes	(8,340)	(18,341)	(3,970)	(22,109)
Income tax expense	9	15	19	30
Net loss	$(8,349)	$(18,356)	$(3,989)	$(22,139)

Net loss per common share — basic and diluted	$(0.14)	$(0.31)	$(0.07)	$(0.38)

Weighted average common shares outstanding — basic and diluted	58,517	58,515	58,517	58,503

Non-cash stock-based compensation
Operations and support	$29	$12	$49	$25
Selling	151	79	161	183
Product and technology	226	242	422	451
General and administrative	1,861	1,662	3,891	2,869
Total non-cash stock-based compensation	$2,267	$1,995	$4,523	$3,528

Reconciliation of net loss to Adjusted EBITDA (loss)
Net loss	$(8,349)	$(18,356)	$(3,989)	$(22,139)
Income tax expense	9	15	19	30
Interest expense, net	784	118	1,696	579
Depreciation and amortization	1,613	1,348	3,203	2,568
Non-cash stock-based compensation	2,267	1,995	4,523	3,528
Litigation settlement adjustment	(480)	—	(960)	—
Non-cash long-lived asset impairment charge	686	—	686	—
Adjusted EBITDA (loss)	$(3,470)	$(14,880)	$5,178	$(15,434)

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

	(Unaudited)		(Unaudited)
Operating activities
Net loss	$(8,349)	$(18,356)	$(3,989)	$(22,139)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,613	1,348	3,203	2,568
Amortization of debt discount, deferred financing fees and bond premium	184	109	355	215
Non-cash stock-based compensation	2,267	1,995	4,523	3,528
Non-cash long-lived asset impairment charge	686	—	686	—
Non-cash loss on disposal of long-lived assets	279	—	279	—
Changes in certain assets:
Accounts receivable	533	328	(167)	(725)
Prepaid expenses and other current assets	860	(2,610)	(3,257)	(4,691)
Changes in certain liabilities:
Accounts payable	3,843	9,984	9,918	12,185
Accrued liabilities	(730)	5,023	10,002	19,866
Deferred advertising revenue	(1,029)	2,443	1,962	5,918
Deferred membership revenue	1,805	2,310	(307)	794
Net cash provided by operating activities	1,962	2,574	23,208	17,519

Investing activities
Purchases of investments	(6,080)	(8,929)	(9,200)	(11,524)
Sales of investments	8,160	8,440	10,995	11,080
Property, equipment and software	(2,400)	(5,274)	(3,516)	(7,531)
Capitalized website and software development costs	(7,095)	(4,267)	(13,849)	(8,220)
Intangible assets	(113)	(355)	(206)	(745)
Net cash (used in) investing activities	(7,528)	(10,385)	(15,776)	(16,940)

Financing activities
Proceeds from exercise of stock options	—	40	—	501
Payments on capital lease obligations	(54)	(17)	(108)	(17)
Net cash (used in) provided by financing activities	(54)	23	(108)	484
Net (decrease) increase in cash and cash equivalents	$(5,620)	$(7,788)	$7,324	$1,063
Cash and cash equivalents, beginning of period	52,935	43,654	39,991	34,803
Cash and cash equivalents, end of period	$47,315	$35,866	$47,315	$35,866

Conference Call Information
The Company will host a conference call on July 22, 2015 at approximately 8:30 AM (ET) / 5:30 AM (PT) to discuss the quarterly financial results with the investment community. A live audio webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.
A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 76806729 through July 28, 2015.

About Angie’s List
Angie’s List helps facilitate happy transactions between more than three million consumers nationwide and its collection of highly-rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of authentic reviews of local service, Angie's List connects consumers directly to its online marketplace of services from member-reviewed providers, and offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we disclose in this press release financial information that was not prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which we define as earnings before interest, income taxes, depreciation, amortization, non-cash stock-based compensation, the litigation settlement adjustment and non-cash long-lived asset impairment charges. We use Adjusted EBITDA internally in analyzing our financial results and determined to disclose this measure to investors as we believe it will be useful to them, as a supplement to GAAP measures, in evaluating our operating performance relative to our industry sector and competitors. We believe that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We have significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in Adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to our management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than we do. We have provided a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure herein.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding expected revenue, increased margins, expansion of technology and mobile platforms, future products, attraction of new members, future marketing expense and growth opportunities. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and service providers; our ability to attract and retain service providers to advertise and sell e-commerce on our platforms; our ability to successfully monetize our memberships and service provider contracts as we grow our business; our success in converting consumers and service providers into paid memberships and participating service providers, respectively; our ability to renew memberships and participating service providers; our ability to predict and respond in a timely manner to changes in consumer demand; our ability to attract and retain key management and personnel; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to successfully implement our growth strategies or effectively manage our growing business; and general economic conditions and the corresponding impact on consumer confidence and spending.
For a discussion of these factors and other risks and uncertainties that may affect our business or cause actual results to differ materially from those contained in our forward-looking statements, please refer to the filings we make with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release.
All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

Investor Relations:	Public Relations:
Leslie Arena	Debra DeCourcy, APR
317-808-4527	317-713-0479
lesliea@angieslist.com	debra.decourcy@angieslist.com